Exhibit 99.1

FIRST CENTURY BANCORP. AND SUBSIDIARY

GAINESVILLE, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS AS OF

DECEMBER 31, 2009 AND 2008 AND

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

FIRST CENTURY BANCORP. AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

First Century Bancorp and Subsidiary

Gainesville, Georgia

We have audited the consolidated balance sheet of First Century Bancorp and Subsidiary as of December 31, 2009, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements of First Century Bancorp and Subsidiary for the year ended December 31, 2008 were audited by other auditors whose report, dated March 31, 2009, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Century Bancorp and Subsidiary as of December 31, 2009, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assertion about the effectiveness of First Century Bancorp and Subsidiary’s internal control over financial reporting as of December 31, 2009 included under Item 9A “Controls and Procedures” in First Century Bancorp and subsidiary’s Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

Atlanta, Georgia

March 31, 2010

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

March 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

First Century Bancorp.

We have audited the accompanying consolidated balance sheets of First Century Bancorp. and Subsidiary as of December 31, 2008, and 2007 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Century Bancorp. and Subsidiary as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of First Century Bancorp’s internal control over financial reporting as of December 31, 2008 included in the Management’s Report on Internal Control Over Financial Reporting and, accordingly, we do not express an opinion thereon.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

FIRST CENTURY BANCORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

ASSETS

	2009	2008

Cash and Cash Equivalents
Cash and Due from Banks	$2,531,126	$1,525,027
Federal Funds Sold	—	700,000

	2,531,126	2,225,027

Investment Securities
Available for Sale, at Fair Value	7,594,425	11,100,067
Held to Maturity, at Cost (Fair Value of $18,048,359, and $7,129,889 as of December 31, 2009 and 2008, Respectively)	16,794,363	7,178,040

	24,388,788	18,278,107

Other Investments	400,800	427,170

Loans Held for Sale	9,637,123	1,863,750

Loans	36,630,587	38,101,070
Allowance for Loan Losses	(414,670)	(838,234)

	36,215,917	37,262,836

Premises and Equipment	2,276,681	2,425,568

Other Real Estate	653,501	—

Other Assets	462,021	396,053

Total Assets	$76,565,957	$62,878,510

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2009	2008

Deposits
Noninterest-Bearing	$3,076,222	$3,036,337
Interest-Bearing	66,490,456	54,084,517

	69,566,678	57,120,854

Borrowings	2,000,000	2,000,000

Other Liabilities	600,370	593,755

Stockholders’ Equity
Preferred Stock, Non-voting; Non-participating; Variable Rate Cumulative; No Par Value; 10,000,000 Shares Authorized; 75,000 Shares Issued and Outstanding; Liquidation Preference of $10 Per Share Plus Accumulated Undeclared Dividends;	750,000	750,000
Common Stock, No Par Value; 50,000,000 Shares Authorized; 4,998,820 and 3,979,129 Shares Issued and Outstanding in 2009 and 2008, Respectively	14,948,028	13,572,151
Accumulated Deficit	(11,031,585)	(11,075,145)
Treasury Stock, 670 shares, at cost	(1,005)	—
Accumulated Other Comprehensive Loss	(266,529)	(83,105)

	4,398,909	3,163,901

Total Liabilities and Stockholders’ Equity	$76,565,957	$62,878,510

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Interest Income
Loans, Including Fees	$2,367,833	$1,722,303
Investments	2,529,228	562,050
Federal Funds Sold	176	99,156
Interest Bearing Deposits	1,475	39,167

	4,898,712	2,422,676

Interest Expense
Deposits	1,649,373	1,482,529
Borrowings	65,591	103,420

	1,714,964	1,585,949

Net Interest Income	3,183,748	836,726

Provision for Loan Losses	333,673	639,760

Net Interest Income After Provision for Loan Losses	2,850,075	196,966

Noninterest Income
Service Charges on Deposits	61,521	55,312
Mortgage Origination and Processing Fees	2,175,625	543,679
Securities Gains	24,984	3,507
Impairment loss on other investments	(62,420)	—
Other	27,571	6,569

	2,227,281	609,067

Noninterest Expense
Salaries and Employee Benefits	2,480,962	2,006,318
Occupancy and Equipment	436,669	485,775
Professional Fees	285,627	274,953
Advertising and Marketing	259,696	430,260
Data Processing	560,775	546,596
Telephone	55,201	69,148
Postage and Delivery Services	29,338	42,407
Office Supplies	27,586	70,231
Insurance, Tax, and Regulatory Assessments	253,229	131,931
Lending Related Expense	426,456	206,221
Other Noninterest Expense	218,257	57,465

Total Noninterest Expense	5,033,796	4,321,305

Income (Loss) Before Income Taxes	43,560	(3,515,272)

Provision for Income Taxes	—	—

Net Income (Loss)	$43,560	$(3,515,272)

Earnings (Loss) Per Share
Basic	$.00	$(1.47)
Diluted	$.00	$(1.47)

Weighted Average Shares Outstanding	4,744,478	2,391,229

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP.  AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

DECEMBER 31, 2009 AND 2008

	2009	2008

Net Income (Loss)	$43,560	$(3,515,272)

Other Comprehensive Loss
Unrealized Losses on Securities Arising During the Year	(158,440)	(71,953)
Reclassification Adjustment	(24,984)	(3,507)

Net Change in Unrealized Losses on Securities	(183,424)	(75,460)

Comprehensive Loss	$(139,864)	$(3,590,732)

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

							Accumulated
	Preferred Stock		Common Stock		Accumulated	Treasury	Comprehensive
	Shares	Amount	Shares	Amount	Deficit	Stock	Loss	Total

Balance, December 31, 2007	75,000	$750,000	1,732,458	$10,311,206	$(7,559,873)		$(7,645)	$3,493,688

Issuance of Common Stock	—	—	2,246,669	3,370,006	—		—	3,370,006
Common Stock Issuance Costs	—	—	—	(140,333)	—		—	(140,333)
Stock Compensation Costs	—	—	—	31,272	—		—	31,272
Net Change in Unrealized Losses on Securities Available for Sale	—	—	—	—	—		(75,460)	(75,460)
Net Loss	—	—	—	—	(3,515,272)		—	(3,515,272)

Balance, December 31, 2008	75,000	$750,000	3,979,127	$13,572,151	$(11,075,145)	$—	$(83,105)	$3,163,901

Issuance of Common Stock	—	—	1,019,693	1,529,541	—		—	1,529,541
Common Stock Issuance Costs	—	—	—	(206,211)	—		—	(206,211)
Stock Compensation Costs	—	—	—	52,547	—		—	52,547
Purchase of Treasury Stock						(1,005)		(1,005)
Net Change in Unrealized Losses on Securities Available for Sale	—	—	—	—	—		(183,424)	(183,424)
Net Income	—	—	—	—	43,560		—	43,560

Balance, December 31, 2009	75,000	$750,000	4,998,820	$14,948,028	$(11,031,585)	$(1,005)	$(266,529)	$4,398,909

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Cash Flows from Operating Activities
Net Income (Loss)	$43,560	$(3,515,272)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used by Operating Activities
Provision for Loan Losses	333,673	639,760
Depreciation	201,255	190,279
Amortization and Accretion	(968,310)	(43,054)
Loss on Sale of Repossessed Assets	11,665	20,897
Loss on Sale of Other Real Estate	—	24,832
Impairment Loss on Other Investments	62,420	—
Gains on Sale of Securities	(24,984)	(3,507)
Stock Compensation Expense	52,547	31,272
Change In
Loans Held for Sale	(7,773,373)	(1,863,750)
Other Assets	(131,988)	(172,229)
Other Liabilities	6,615	441,938

	(8,186,920)	(4,248,834)

Cash Flows from Investing Activities
Purchases of Investment Securities Available for Sale	(9,691,104)	(8,287,843)
Proceeds from Maturities, Calls and Pay downs of Investment Securities Available for Sale	6,577,621	5,538,398
Proceeds from the Sale of Investment Securities Available for Sale	6,642,492	—
Purchases of Investment Securities Held to Maturity	(11,599,251)	(7,166,192)
Proceeds from Maturities, Calls and Pay downs of Investment Securities Held to Maturity	2,769,432	12,869
Purchases of Other Investments	(73,750)	(311,850)
Proceeds from the Sale of Other Investments	37,700	287,450
Net Change in Loans	59,744	(18,958,672)
Proceeds from the Sale of Other Real Estate	54,353	158,768
Purchases of Premises and Equipment	(52,368)	(493,082)

	(5,275,131)	(29,220,154)

Cash Flows from Financing Activities
Net Change in Deposits	12,445,824	26,114,896
Repayments of Borrowings	—	(2,000,000)
Purchase of Treasury Stock	(1,005)	—
Payment of Stock Issuance Costs	(206,211)	(140,333)
Proceeds from the Issuance of Common Stock	1,529,541	3,370,006

	13,768,150	27,344,569

Net Increase (Decrease) in Cash and Cash Equivalents	306,099	(6,124,419)

Cash and Cash Equivalents, Beginning	2,225,027	8,349,446

Cash and Cash Equivalents, Ending	$2,531,126	$2,225,027

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies

Nature of Operations

The Bank provides a variety of retail and commercial banking services for consumers and businesses located in the northern Georgia market, with its main branch office located in Gainesville, Georgia.  In 2008, the Bank opened an Oakwood loan and deposit production (LP/DP) office in south Hall County, Georgia, and an Athens LP/DP office in Athens-Clarke County, Georgia. Lending and investing activities are funded primarily by deposits gathered through its banking offices.

Principles of Consolidation

The consolidated financial statements include the accounts of First Century Bancorp. (the Company) and its wholly-owned subsidiary, First Century Bank, National Association (the Bank).  All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate owned, the determination of fair value of securities, the determination of fair value of financial instruments, and the valuation of deferred tax assets.

Concentrations of Credit Risk

Lending is concentrated in mortgage, commercial and consumer loans to borrowers in our market area.  In management’s opinion, although the Bank has a high concentration of real estate loans, these loans are adequately collateralized and do not pose an adverse credit risk.

The success of the Bank is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves.  No assurance can be given that the current economic conditions will not continue.  Adverse changes in the economic conditions in these geographic markets would likely have a material detrimental effect on the Bank’s results of operations and financial condition. The operating results of the Bank depend primarily on its net interest income and mortgage origination income.  Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

At times, the Bank may have cash and cash equivalents at financial institutions in excess of insured limits.  The Bank places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.

Investment Securities

Investment securities are recorded as trading, available for sale or held to maturity.  Trading securities are purchased and held for sale in the near term.  Securities held to maturity are those which the Bank has the ability and intent to hold until maturity.  All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value.  Unrealized gains and losses on securities available for sale are excluded from earnings and are reported in accumulated other comprehensive loss, a component of stockholders’ equity.  Gains and losses from sales of securities available for sale are computed using the specific identification method and recorded on the trade date.  Securities available for sale may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements or unforeseen changes in market conditions.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

During 2009, the Company adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment (FASB ASC 320-10).  The guidance replaced the “intent and ability” indication by specifying that (a) if the Company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security considered other-than-temporarily impaired unless there is a credit loss.  If the Company does not intend to sell the security, and it is more likely than not, the Company will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Other Investments

Other investments include equity securities with no readily determinable fair value.  These investments are carried at cost.  Dividends are recorded when earned.  Management reviews for impairment based on the ultimate recoverability of the cost basis in these instruments.

Loans Held For Sale

Loans originated and intended for sale in the secondary market are reported at the lower of cost or market value.  Net unrealized losses, if any, are recognized in a valuation allowance through charges to earnings.  Gains and losses on the sale of loans held for sale are determined using the specific identification method.  The estimated fair value of loans held for sale is based on independent third party quoted prices.

Loans

Loans that the Bank has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of any deferred loan fees and costs.  Interest income on loans is accrued on the outstanding principal balance using the effective interest method.  Loan origination fees, net of certain direct origination costs of consumer and installment loans are recognized at the time the loan is placed on the books.  Loan origination fees for all other loans are deferred and recognized as an adjustment of the yield over the life of the loan using the straight-line method.

A loan is considered to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date.

The accrual of interest is discontinued when a loan becomes 90 days past due and management believes there is sufficient doubt that the principal or interest will not be collectible in the normal course of business.  When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged against interest income on loans.  Interest payments received on nonaccrual loans are either applied against principal or reported as income on the cash basis, according to management’s judgment as to the collectibility of principal.  Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist and the loan is brought current.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of general and specific reserves.  The general reserve applies to groups of loans with similar risk characteristics and is based on historical loss experience, adjusted for environmental and qualitative factors.  The specific reserves relate to individual loans that are identified as impaired.  A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The need for specific reserves is evaluated on impaired loans greater than $100,000.  The specific reserves are determined on an individual loan basis based on management’s evaluation of the circumstances and the value of any underlying collateral.   Impaired loans are measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.  Loans that have been identified as impaired are excluded from the calculation of general reserves.

Management believes the allowance for loan losses is adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio.  While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses.  Such agencies may require the Company to recognize additions or deductions to the allowance based on their judgment and information available to them at the time of their examination.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under standby letters of credit.  Such financial instruments are recorded when they are funded.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation.  Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets utilizing the straight-line method.  Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to income as incurred.  When premises and equipment are retired or sold, the cost and accumulated depreciation are removed from their respective accounts and any gain or loss is reflected in other income or expense. .  The range of estimated useful lives for premises and equipment are generally as follows:

Buildings and improvements	5 - 40 years
Furniture and equipment	3 - 10 years

Other Real Estate

Other real estate owned represents property acquired through or in lieu of foreclosure.  Other real estate is carried at the fair value less selling costs.  Losses from the acquisition of property in full or partial satisfaction of debt are recorded as charges to the allowance for loan losses.  Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other expense.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the asset has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company (put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership), (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity, or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes).  On January 1, 2009, the Company adopted the recent accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

Income tax accounting consists of two components of income tax expense: current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  The Company determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss).  Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period and are not reported in the consolidated statements of operations but as a separate component of the equity section of the consolidated balance sheets.  Such items are considered components of other comprehensive income (loss) and are presented in the Consolidated Statements of Comprehensive Income (Loss).

Earnings (Loss) Per Share

Net income (loss) per common share is based on the weighted average number of common shares outstanding during the year.  The effects of potential common shares outstanding are included in diluted earnings (loss) per share.  No common stock equivalents were considered in 2008 as the effects of such would be antidilutive to the loss per share calculation.   Dividends accumulated on cumulative preferred stock, which totaled $ 70,266 and $45,891 for the years ended December 31, 2009 and 2008, respectively, reduced the earnings available to common stockholders in the computation.

Stock Compensation Plans

The Company uses the fair value method of recognizing expense for stock based compensation based on the fair value of options at the date of grant as prescribed by Accounting Standards Codification Topic 781-10, Compensation-Stock Compensation.

That expense is measured based on the grant date fair value of the equity instruments issued.  The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period.  A Black-Scholes model is used to estimate the fair value of stock awards.

Statements of Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold.  Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

	2009	2008

Supplementary Cash Flow Information:

Cash Paid During the Year for:
Interest	$1,649,150	$1,493,325
Income Taxes	$—	$—

Noncash Investing and Financing Activities:

Transfer of Loans to Other Real Estate	$653,501	$98,000

Change in Unrealized Loss on Securities Available for Sale	$183,424	$75,460

Changes in Accounting Principles and Effects of New Accounting Pronouncements

Effective July 1, 2009, the Company adopted a new accounting guidance related to U.S. GAAP (FASB ASC 105, Generally Accepted Accounting Principles).  This guidance establishes FASB ASC as the source of authoritative U.S. GAAP recognized by FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.  FASB ASC supersedes all existing non-SEC accounting and reporting standards.  All other nongrandfathered, non-SEC accounting literature not included in FASB ASC has become nonauthoritative.  FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates (ASUs), which will serve to update FASB ASC, provide background information about the guidance, and provide the basis for conclusions on the changes to FASB ASC.  FASB ASC is not intended to change U.S. GAAP or any requirements of the SEC.  This guidance is effective for the Company as of December 31, 2009.

In December 2009, the FASB issued Accounting Standards Update No. 2009-16 (“ASU 2009-16”), Accounting for Transfers of Financial Assets.   ASU No. 2009-16 formally incorporates into the FASB Codification amendments to primarily 1) eliminate the concept of a qualifying special-purpose entity, 2) limit the circumstances under which a financial asset should be derecognized when the entire financial asset has not been transferred to a non-consolidated entity, 3) requires additional disclosures concerning a transferor’s continuing involvement with transferred financial assets, and 4) requires that all servicing assets and liabilities be initially measured at fair value.  This guidance is effective as of the start of the first annual reporting period beginning after November 15, 2009, for interim periods within the first annual reporting period, and for all subsequent annual and interim reporting periods.  ASU No. 2009-19 is not expected to have a material impact on the Company’s results of operations, financial position or disclosures; however, the Company will need to review future loan participation agreements and other transfers of financial assets for compliance with the new standard.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements (“ASU No. 2010-06”).  ASU No. 2010-06 amends FASB ASC Topic 820-10-50, Fair Value Measurements and Disclosures, to require additional information to be disclosed principally regarding Level 3 measurements and transfers to and from Level 1 and 2.  In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2 and Level 3 measurements.  This guidance is generally effective for interim and annual reporting periods beginning after December 15, 2009; however, requirements to disclose separately purchases, sales, issuances, and settlements in the Level 3 reconciliation are effective for fiscal years beginning after December 15, 2010 (and for interim periods within such years).  ASU No. 2010-06 is not expected to have a material impact on The Company’s results of operations or financial position, and will have a minimal impact on its disclosures.

FASB issued accounting guidance which modifies certain guidance contained in the Transfers and Servicing topic of FASB ASC (FASB ASC 860).  This standard eliminates the concept of qualifying special purpose entities, provides guidance as to when a portion of a transferred financial asset can be evaluated for sale accounting, provides additional guidance with regard to accounting for transfers of financial assets, and requires additional disclosures.  This guidance is effective for the Company as of January 1, 2010, with adoption applied prospectively for transfers that occur on or after the effective date.

NOTE 2 -   Management’s Plan of Action

For the year ended December 31, 2009 the Company is reporting net income of $43,560 as compared to a net loss in 2008 of $3,515,272.  This is the first year since the inception of the Company that it has reported net income.  As a result of the losses reported prior to 2009 the Company reports an accumulated deficit of $11,031,585, and total equity of $4,398,909.

The Company has experienced many changes in the past three years, most notably the injection of new capital through the issuance of common and preferred stock in the amount of $7,135,960.  In addition to the investment of new capital, a new management team was put in place that brought significant banking experience to the Company.  The new management team has been successful in generating a net income; restructuring the operations, allocating resources towards initiatives which maximize net income; implementing processes and procedures that through performance and adherence to regulatory requirements resulted in the lifting of previously existing regulatory orders; and regained stockholder support.

In prior years, the Bank operated under various regulator orders issued by its primary regulator and there were times when their continued existence was unknown.  Management believes that it has turned the corner and with the strategic plans, cost cutting initiatives, expansion of business lines that have already proven to be profitable, and the commitment of senior management and its board of directors.

The Bank currently maintains capital ratios which are considered well capitalized at 10.82% and 6.22% total risk-based capital and leverage capital, respectively.  However the banking industry in the state of Georgia has experienced significant losses in recent years and there remains pressure on banks to maintain capital levels at times in excess of required minimums.  Although there currently is no requirement to maintain excess capital, changes in Company performance and the banking industry may cause regulators to take action to protect the depositors.  If any such requirement is instituted to maintain additional levels of capital or if our current capital levels drop below required levels, the Company may once again be in the position of raising capital.  Failure to maintain required levels of capital could result in regulatory oversight including restrictions or modifications to the Company’s current strategic plans.

NOTE 3 -   Investment Securities

Investment securities as of December 31, 2009 and 2008 are summarized as follows.

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
Obligations of U.S. Government Agencies	$983,146	$28,888	$—	$1,012,034
Obligations of States and Political Subdivisions	326,855	—	(87,693)	239,162
Mortgage Backed Securities-GNMA	1,435,829	71,850	—	1,507,679
Mortgage Backed Securities-FNMA and FHLMC	794,697	9,750	(1,928)	802,519
Private Label Residential Mortgage Backed Securities	2,720,521	4,331	(288,440)	2,436,412
Private Label Commercial Mortgage Backed Securities	726,226	12,223	—	738,449
Corporate Debt Securities	575,000	6,700	(9,490)	572,210
Equity Securities	298,680	—	(12,720)	285,960
	$7,860,954	$133,742	$(400,271)	$7,594,425
Securities Held to Maturity
Private Label Residential Mortgage Backed Securities	$1,963,140	$255,583	$—	$2,218,723
Private Label Commercial Mortgage Backed Securities	14,831,223	1,056,040	(57,627)	15,829,636
	$16,764,363	$1,311,623	$(57,627)	$18,048,359

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
Obligations of U.S. Government Agencies	$2,381,588	$57,950	$—	$2,439,538
Mortgage Backed Securities-GNMA	3,033,535	—	(11,564)	3,021,971
Mortgage Backed Securities-FNMA and FHLMC	1,216,275	1,963	(196)	1,218,042
Private Label Collateralized Mortgage Securities	1,788,390	7,182	—	1,795,572
Private Label Residential Mortgage Backed Securities	1,889,704	18,291	(17,851)	1,890,144
Corporate Debt Securities	575,000	1,100	(19,500)	556,600
Equity Securities	298,680	—	(120,480)	178,200
	$11,183,172	$86,486	$(169,591)	$11,100,067

Securities Held to Maturity
Private Label Residential Mortgage Backed Securities	$1,770,035	$—	$(5,257)	$1,764,778
Private Label Commercial Mortgage Backed Securities	5,408,005	—	(42,894)	5,365,111
	$7,178,040	$—	$(48,151)	$7,129,889

Securities with a carrying value of $20,150,917 at December 31, 2009 were pledged to institutions which the Company has available lines of credit outstanding.  There were no securities required to be pledged to secure public deposits at December 31, 2008.

The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008:

	December 31, 2009
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
Securities Available for Sale
Obligations of States and Political Subdivisions	$239,162	$(87,693)	$—	$—	$239,162	$(87,693)
Mortgage Backed Securities-FNMA and FHLMC	—	—	492,889	(1,928)	492,889	(1,928)
Private Label Residential Mortgage Backed Securities	1,463,016	(117,778)	416,654	(170,662)	1,879,670	(288,440)
Corporate Debt Securities	315,510	(9,490)	—	—	315,510	(9,490)
Equity Securities	—	—	285,960	(12,720)	285,960	(12,720)

	$2,017,688	$(214,961)	$1,195,503	$(185,310)	$3,213,191	$(400,271)

Securities Held to Maturity
Private Label Commercial Mortgage Backed Securities	$887,578	$(57,627)	$—	$—	$887,578	$(57,627)

	December 31, 2008
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
Securities Available for Sale
Mortgage Backed Securities-GNMA	$346,339	$(3,112)	$200,222	$(8,452)	$546,561	$(11,564)
Mortgage Backed Securities-FNMA and FHLMC	786,687	(196)	—	—	786,687	(196)
Private Label Residential Mortgage Backed Securities	557,431	(17,851)	—	—	557,431	(17,851)
Corporate Debt Securities	305,500	(19,500)	—	—	305,500	(19,500)
Equity Securities	178,200	(120,480)	—	—	178,200	(120,480)

	$2,174,157	$(161,139)	$200,222	$(8,452)	$2,374,379	$(169,591)

Securities Held to Maturity
Private Label Residential Mortgage Backed Securities	$1,764,778	$(5,257)	$—	$—	$1,764,778	$(5,257)
Private Label Commercial Mortgage Backed Securities	5,365,111	(42,894)	—	—	5,365,111	(42,894)
	$7,129,889	$(48,151)	$—	$—	$7,129,889	$(48,151)

Management evaluates investment securities for other-than-temporary impairment on a quarterly basis.

At December 31, 2009, 6 of the 14 debt securities available for sale, 1 of the 1 equity securities available for sale, and 1 of the 20 debt securities held to maturity contained unrealized losses with an aggregate depreciation of 10.04% from the Company’s amortized cost basis.

In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports.  Although the issuers may have shown declines in earnings and a weakened financial condition as a result of the weakened economy, no credit issues have been identified that cause management to believe the declines in market value are other than temporary.  As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

Government-Sponsored Enterprises (GSE) debt securities.  The unrealized loss on one investment in GSEs was caused by interest rate increases.  The contractual terms of this investment does not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of their amortized cost bases, which may be maturity, the Company does not consider that investment to be other-than-temporarily impaired at December 31, 2009.

Obligations of States and Political Subdivisions.  The unrealized loss on the one investment in obligations of states and political subdivisions was caused by interest rate increases.  The contractual terms of this investment does not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of their amortized cost bases, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2009.

Corporate Bonds.  The Company’s unrealized loss on investment in one corporate bond relates to an investment in a company within the financial services sector.  The unrealized loss is primarily caused by recent decreases in profitability and profit forecasts by industry analysts resulting from the sub-prime mortgage market and a recent sector downgrade by several industry analysts.  The contractual terms of this investment does not permit the Company to settle the security at a price less than the par value of the investments.  The Company currently does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments.  Because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investments before recovery of its par value, which may be maturity, it does not consider this investment to be other-than-temporarily impaired at December 31, 2009.

GSE Residential Mortgage-backed Securities.  The unrealized loss on the Company’s investment in one GSE mortgage-backed security was caused by interest rate increases.  The Company purchased this investment at a discount relative to its face amount, and the contractual cash flows of this investment is guaranteed by an agency of the U.S. Government.  Accordingly, it is expected that the security would not be settled at a price less than the amortized cost bases of the Company’s investment.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of their amortized cost bases, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2009.

Private Label Residential Mortgage-backed Securities.  The unrealized losses associated with three private label residential mortgage-backed securities are primarily driven by higher projected collateral losses, wider credit spreads, and changes in interest rates.  We assess for credit impairment using a cash flow model.  Based upon our assessment of the expected credit losses of the security given the performance of the underlying collateral compared to our credit enhancement, we expect to recover the entire amortized cost basis of these securities.

Private Label Commercial Mortgage-backed Securities.  The unrealized loss associated with one commercial mortgage-backed security is primarily driven by higher projected collateral losses, wider credit spreads, and changes in interest rates.  We assess for credit impairment using a cash flow model.  Based upon our assessment of the expected credit losses of the security given the performance of the underlying collateral compared to the credit enhancement, the Company expects to recover the entire amortized cost basis of this security.

Gross realized gains on securities totaled $49,176 and $3,507 for the years ending December 31, 2009 and 2008, respectively.  Gross realized losses on securities totaled $24,192 and $0 for the years ending December 31, 2009 and 2008, respectively.

Other investments on the balance sheet at December 31, 2009 and December 31, 2008, respectively include restricted securities consisting of Federal Reserve Bank stock of $137,300 and $107,250, Federal Home Loan Bank stock of $263,500 and $257,500, and Silverton Bank stock of $0 and $62,420.  These securities are carried at cost since they do not have readily determinable fair values due to their restricted nature and the Bank does not exercise significant influence.

On May 1, 2009, Silverton Bank, a correspondent bank based in Atlanta, Georgia, was closed by the Office of the Comptroller of the Currency and the FDIC was named Receiver.  As a result of this development, we believed that it was highly unlikely that we would recover any portion of our investment in the restricted stock of Silverton Bank’s holding company, Silverton Financial Services, Inc.  Accordingly, in the second quarter of 2009, we recorded an other-than-temporary impairment charge of $62,420 with respect to this restricted security, reducing the carrying value of our investment to $0.

The amortized cost, estimated fair value, and weighted average yield of investment securities at December 31, 2009, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale			Held to Maturity
	Amortized Cost	Fair Value	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
Obligations of U.S. Government Agencies
5 to 10 Years	$983,146	$1,012,034	5.25%	$—	$—	—
Obligations of States and Political Subdivisions
1 to 5 Years	326,855	239,162	8.71%	—	—	—
Corporate Debt Securities
1 to 5 Years	575,000	572,210	7.88%	—	—	—
Equity Securities
1 to 5 Years	298,680	285,960	7.91%	—	—	—
Mortgage Backed Securities
Less than 1 Year	2,020,103	2,086,176	6.66%	538,587	548,882	10.62%
1 to 5 Years	3,194,215	2,927,749	9.25%	14,509,031	15,540,677	10.40%
5 to 10 Years	462,955	471,134	2.95%	1,746,745	1,958,800	9.31%

	$7,860,954	$7,594,425	7.62%	$16,794,363	$18,048,359	10.28%

NOTE 4 -  Loans

The composition of loans as of December 31 are:

	2009	2008

Commercial, Financial and Agricultural	$3,698,597	$4,495,355
Real Estate-Mortgage	26,564,533	26,411,116
Real Estate-Construction	4,744,401	5,236,464
Consumer	1,526,295	1,800,667
Unearned fees	96,761	157,468

	$36,630,587	$38,101,070

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located primarily in its general trade area of Hall County and Clarke County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Included in loans above are $9,924,000 and $11,690,000 of interest only loans at December 31, 2009 and 2008.  These loans present greater risk to the Company, especially considering the current decline in the real estate markets in and around the Metro Atlanta area.

NOTE 5 -  Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized for the years ended December 31 as follows:

	2009	2008

Balance, Beginning	$838,234	$275,920
Provision Charged to Operating Expenses	333,673	639,760
Loans Charged Off	(780,090)	(127,311)
Loan Recoveries	22,853	49,865

Balance, Ending	$414,670	$838,234

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and loans past due ninety days or more.  This summary excludes purchased impaired loans and performing troubled debt restructurings.

	As of and for the Years Ended December 31,
	2009	2008
Impaired loans with a valuation allowance	$608,000	$1,033,000
Impaired loans without a valuation allowance	352,000	598,000
Total impaired loans	$960,000	$1,631,000
Valuation allowance related to impaired loans	$24,000	$489,000
Total nonaccrual loans	122,000	957,000
Total loans past due ninety days or more and still accruing	3,200	662,000
Average investment in impaired loans	776,000	940,000
Interest income recognized on impaired loans	37,474	15,900
Interest income recognized on a cash basis on impaired loans	34,618	—

Impaired loans include loans modified in troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

For the years ended December 31, 2009 and 2008 troubled debt restructurings were $141,000 and $0.  At December 31, 2009 and 2008, the Company had loans totaling $118,000 and $0 that were modified in troubled debt restructuring and impaired.  In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of $23,000 and $0 at December 31, 2009 and 2008.  In years subsequent to a modification, loans that are performing in accordance with their modified terms are not reported as impaired loans.

NOTE 6 - Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2009	2008

Land and Land Improvements	$409,442	$409,442
Building	1,693,776	1,693,776
Leasehold Improvements	18,820	18,820
Furniture and Equipment	1,252,296	1,212,604
Bank Vehicles	88,904	88,904

	3,463,238	3,423,546

Accumulated Depreciation	(1,186,557)	(997,978)

	$2,276,681	$2,425,568

Depreciation charged to operations totaled $201,255 and $190,280 for the years ended December 31, 2009 and 2008, respectively.

Certain bank facilities are leased under various short-term operating leases.  Lease expense was $109,186 and $82,532 for the years ended December 31, 2009 and 2009, respectively.

NOTE 7 - Deposits

Components of interest-bearing deposits as of December 31 are as follows:

	2009	2008

Interest-Bearing Demand	$8,443,141	$1,081,609
MMDA and Savings	11,950,003	5,644,624
Time, $100,000 and Over	18,025,985	11,414,255
Other Time	28,071,327	35,944,029

	$66,490,456	$54,084,517

The aggregate amount of certificates of deposit, each with a minimum denomination of $100,000, was $18,025,985 and $11,414,255 as of December 31, 2009 and 2008, respectively.

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $1,427 and $4,323 as of December 31, 2009 and 2008, respectively.

As of December 31, 2009, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2010	$44,777,328
2011	1,039,524
2012	255,418
2014	25,042

$46,097,312

Brokered deposits are third-party deposits placed by or through the assistance of a deposit broker.  As of December 31, 2009 and 2008, the Bank had $1,357,000 and $18,446,000, respectively, in brokered deposits.

NOTE 8 - Income Taxes

The components of the income tax expense for the years ended December 31 are as follows:

	2009	2008

Deferred Expense	$42,245	$(1,194,044)
Change in Valuation Allowance	(42,245)	1,194,044)

	$—	$—

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income/(loss) before income taxes.  A reconciliation of the differences is as follows:

	Years Ended December 31,
	2009	2008
Tax provision at federal statutory rate	$14,810	$(1,195,192)
Stock Compensation	17,866	17,866
Other items, net	9,569	(16,718)
Valuation Allowance	(42,245)	1,194,044

Income Tax Expense	$—	$—

The following summarizes the components of deferred taxes at December 31:

	2009	2008
Deferred Income Tax Assets
Allowance for Loan Losses	$—	$44,876
Operating Loss Carryforwards	3,957,990	3,889,749
Stock Compensation	27,219	27,219
Capital Loss	21,433	—
Other	7,202	—

	4,013,844	3,961,844
Deferred Tax Liabilities
Premises and Equipment	26,979	12,079
Allowance for Loan Losses	83,963	—
Other	—	4,618

	110,942	16,697

	3,876,881	3,945,147
Less Valuation Allowance	(3,902,902)	(3,945,147)

Net Deferred Tax Asset	$—	$—

The future tax consequences of the differences between the financial reporting and tax bases of the Company’s assets and liabilities resulted in a net deferred tax asset. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

At December 31, 2009, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $11,527,000 and $11,310,000, respectively, which will expire beginning in 2022 if not previously utilized. The utilization of the net operating loss carryforward has been limited as to its use pursuant to the Internal Revenue Code Section 382 due to the recent change in ownership of the Company.

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with FASB Interpretation No. 48, Accounting for Uncertain Tax Positions.  The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2006.

NOTE 9 -  Borrowings

The Bank has a line of credit totaling $14,170,000, representing 20% of the Bank’s total assets at September 30, 2009 with the Federal Home Loan Bank.  At December 31, 2009, and 2008, the Bank has one advance from the Federal Home Loan Bank of Atlanta (FHLB) in the amount of $2,000,000.  The advance bears interest at a fixed interest rate of 2.497 percent and matures on May 1, 2013.  The Bank has pledged as collateral investment securities with a carrying amount of $4,342,083, and eligible residential and commercial real estate loans with a carrying amount of $12,349,267 at December 31, 2009.

The Bank has a line of credit available with a correspondent bank which represents available credit for overnight borrowing from this financial institution.  As of December 31, 2009 this was an unsecured line of credit for $1,000,000, of which no balance was outstanding.

The Bank is approved to borrow from the Federal Reserve Bank discount window program.  As of December 31, 2009 the Bank’s primary borrowing capacity was $20,530,000, based on pledged investment securities with a carrying amount of $15,808,834, and eligible commercial real estate loans with a carrying amount of $8,309,788 at December 31, 2009.  There were $0 advances outstanding at December 31, 2009 and 2008.

NOTE 10 - Contingencies and Commitments

Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets.  The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  In most cases, the Bank requires collateral to support financial instruments with credit risk.

The following summarizes commitments as of December 31:

	Approximate Contract Amount
	2009	2008
Financial Instruments Whose Contract Amounts Represent Credit Risk
Commitments to Extend Credit	$3,238,000	$3,093,000
Standby Letters of Credit	276,000	261,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Bank evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation.  Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings.  In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 11 - Stockholders’ Equity

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the board of directors of the Company, up to a maximum of 10,000,000 shares.  Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the board.

First Century has outstanding 75,000 shares of Series B Preferred Stock, no par value (the Series B Preferred Stock), issued at $10.00 per share.  The Series B Preferred Stock is cumulative perpetual preferred stock and will be treated as Tier 1 capital under existing Federal Reserve regulations.  The Series B Preferred Stock is generally nonvoting and cannot be converted into common stock of First Century.  First Century has the right, subject to Federal Reserve approval, to redeem the shares for their purchase price plus accrued dividends, if any.  Dividends accrue on the Series B Preferred Stock at a rate per annum initially equal to the prime rate in effect on the date of issuance, adjusted semi-annually on the first date of January and the first day of July each year to be equal to the prime rate in effect on such date.  The investors also received a warrant to acquire one share of common stock for each share of Series B Preferred Stock purchased in the offering at an exercise price of $1.50 per share, which was the fair market value of the common stock on the date of the issuance of the warrants.  The warrants have no expiration date.  Cumulative dividends in arrears at December 31, 2009 and 2008 were $70,266 and $45,891, respectively.

In July 2008, the Company commenced a private offering of shares of its common stock to a limited number of accredited investors.  The private offering closed on May 14, 2009.  The Company received aggregate net proceeds of $4,553,003 from the sale of 3,266,362 shares in the offering.  The Company is using the net proceeds from the private offering for working capital purposes.  The common stock that was sold in the offering has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Dividends paid by the Bank are the primary source of funds available to the Company.  Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities.  These restrictions are based on the level of regulatory classified assets, the prior years’ net earnings and the ratio of equity capital to total assets.  As of December 31, 2009, the Bank was prohibited from paying any dividends without prior approval from its regulators.

NOTE 12 - Related Party Transactions

It is the Bank’s policy to make loans to directors and officers, including companies in which they have a beneficial interest, in the normal course of business.  It is also the Bank’s policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

The following summary reflects activities for related party loans for the year ended December 31:

	2009	2008

Balance, Beginning	$321,340	$547,427
New Loans	110,006	124,050
Principal Repayments	(312,845)	(350,137)

Balance, Ending	$118,501	$321,340

As of December 31, 2009 and 2008, deposit accounts for related parties totaled approximately $1,937,000 and $1,170,000, respectively.

In September 2008, the Bank entered into a master service agreement and data processing agreement to move its processing from Fidelity Information Systems to Providence, the internal data processing system provided by First Covenant Bank, an entity in which William R. Blanton, a director and Chief Executive Officer of the Company, is a principal owner.  For the year ended December 31, 2009 and 2008 the total billed for data processing services was $186,145 and $38,865, respectively.  For the year ended December 31, 2009 and 2008 the total billed under the master services agreement was $228,150 and $39,579, respectively.

The Bank is affiliated with CINC Systems (“CINC”), a software services company.  The Bank and CINC are affiliated through common management.  The Bank has contracted with CINC to provide them with web and server hosting facilities.  For the years ended December 31, 2009 and 2008 the total expense incurred for these services was $19,200 and $10,000, respectively.

The Bank has certain mortgage loans with a carrying amount of $2,268,983 and $2,742,062 as of December 31, 2009 and 2008, respectively, which were purchased from United Americas Bank, an entity in which William R. Blanton is a principal owner.

The Bank has certain loans with a carrying amount of $842,072 and $1,741,760 as of December 31, 2009 and 2008, respectively, which were purchased from First Covenant Bank, an entity in which William R. Blanton is a principal owner.

The Bank sold certain loans with a carrying amount of $7,324,121 and $10,113,232 during the years ended December 31, 2009 and 2008, respectively, to First Covenant Bank, an entity in which William R. Blanton is a principal owner.

NOTE 13 - Employee Benefit Plan

The Company has a qualified retirement plan pursuant to Internal Revenue Code Section 401(K) covering substantially all employees subject to minimum age and service requirements.  Contribution to the plan by employees is voluntary.  The Company made no contributions to the plan in 2009 or 2008.

NOTE 14 - Stock Options

The Company has a stock option plan (the Option Plan) whereby the Company may grant options to acquire shares of common stock of the Company at the then fair value.  A total of 125,000 shares of common stock were reserved for possible issuance under this plan.  At the 2008 Annual Meeting of shareholders, the shareholders approved an amendment to increase the number of shares of our common stock authorized to be reserved for issuance under the Option Plan from 125,000 to 750,000.  Vesting periods are established by the board at the date of grant and expire on the tenth anniversary of the grant date.

The Company also granted a consultant a non-qualified stock option to purchase 100,000 shares of common stock at an exercise price of $5.00.

A summary of activity related to the stock options, for the years ended December 31, 2009 and 2008 is presented below:

	Shares	Weighted Average Exercise Price

Outstanding, December 31, 2007	123,834	$5.77

Granted	421,000	$2.00
Exercised	—	—
Forfeited	(6,500)	$5.00

Outstanding, December 31, 2008	538,334	$2.78

Granted	30,000	$1.50
Exercised	—	—
Forfeited	(118,500)	$1.60

Outstanding, December 31, 2009	449,834	$2.53

Eligible to be Exercised, December 31, 2009	113,834	$5.59

The Company recognized stock-based compensation expense of $52,547 and $31,272 for the years ended December 31, 2009 and 2008, respectively.  There were no options exercised during the years ended December 31, 2009 and 2008.  The total fair value of shares vested during the years ended December 31, 2009 and 2008 was $170,751 and $175,501, respectively.  There were no income tax benefits recognized for the years ended December 31, 2009 and 2008.

During the year ended December 31, 2009, the Company modified 421,000 outstanding options with an exercise price of $2.00 per option by lowering the exercise price to $1.50 per option.  The total incremental cost related to the modifications was $17,252 and will be recognized as compensation expense over the remaining service period of the individual grants.

The options outstanding and exercisable at December 31, 2009 had no aggregate intrinsic value.  At December 31, 2009, there was $186,604 of total unrecognized compensation expense related to non-vested share-based compensation arrangements.  The cost is expected to be recognized over a weighted average period of 3.6 years.

Information pertaining to options outstanding at December 31, 2009 is as follows:

2009

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Remaining Contractual Life

$10.00	13,334	3.4	13,334	3.4
5.00	100,500	5.8	100,500	5.8
1.50	336,000	8.4	—	—

	449,834	7.6	113,834	5.5

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table for the years ended December 31, 2009 and 2008..

	2009	2008

Dividend Yield	0.00%	0.00%
Risk Free Interest Rate	1.89%	3.98%
Expected Life (in Years)	6.5	6.5
Expected Volatility	92%	29%
Weighted average fair value per option granted	$1.16	$0.77

The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of grant.  The expected life of options represents the period of time that options granted are expected to be outstanding.  The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

NOTE 15 - Stock Warrants

On March 25, 2002, the Company issued warrants to directors to purchase an aggregate of 199,736 shares of the Company’s common stock at an exercise price of $10.00 per share.  The warrants become exercisable in one-third annual increments beginning on the first anniversary of the issuance date, provided that throughout the period beginning on the date of the initial issuance of the warrants and ending on the particular anniversary, the warrant holder has served continuously as a director of the Company and the Bank and has attended at least 75% of the meetings of the relevant boards of directors.  Warrants which fail to vest as provided in the previous sentence will expire and no longer be exercisable.  Exercisable warrants will generally remain exercisable for the 10-year period following the date of issuance.  The exercise price of each warrant is subject to adjustment for stock splits, recapitalizations or other similar events.  As of December 31, 2009, 153,393 of these warrants remained outstanding of which all were exercisable.

In April 2007, Mr. Blanton purchased 738,008 shares of the Company’s common stock in a private placement at $2.71 per share.  The Company also issued Mr. Blanton a warrant (the “Original Warrant”) to purchase up to 738,008 shares at $2.71 per share. The Original Warrant has no expiration date and contains provisions which provide for automatic adjustments in price and shares purchasable under the Original Warrants in the event additional securities are issued below or have a conversion or exercise price below the current Original Warrant exercise price.

In September 2007, Mr. Blanton transferred a portion of the Original Warrant to purchase 184,502 shares to Silver Hill Enterprises, LP, an entity controlled by William Evans, one of the Company’s directors.

In December 2007, the Company completed a private placement of Series B Preferred Stock, no par value, for $10.00 per share, selling a total of $750,000 worth of shares.  The investors in that offering also received warrants (the “B Warrants”) to acquire 75,000 shares of common stock at an exercise price of $1.50 per share, which we believe was the fair market value of the common stock on the date of issuance of the B Warrants.  As with the Original Warrant, the B Warrants have no expiration date and contain provisions which provide for automatic adjustments in price and shares purchasable under the warrants in the event additional shares or warrants are issued below the current warrant exercise price.

As a result of the issuance of the B Warrants with an exercise price below the $2.71 exercise price, the exercise price and number of shares of common stock purchasable under the Original Warrant adjusted as follows: (a) with respect to Mr. Blanton, from 553,506 shares at $2.71 per share to 1,000,001 shares at $1.50 per share; and (b) with respect to Silver Hill Enterprises, LP, from 184,502 shares at $2.71 per share to 333,333 shares at $1.50 per share.

In June 2008, Mr. Blanton and Silver Hill Enterprises, LP transferred a portion of the Original Warrant to purchase shares to John Allen Nivens, Jr. and Richard Kramer Whitehead, III, each a director of the Company and to Homestead Investment, LLC, which is controlled by the father of Company director, William A. Bagwell, Jr.

Following the transfers and the adjustments to the Original Warrant, the following persons hold rights to purchase shares of common stock at the exercise price of $1.50 under the Original Warrant and the B Warrants:  (i) Mr. Blanton holds rights to purchase 850,254 shares; (ii) Silver Hill Enterprises, LP holds rights to purchase 283,418 shares; (iii) Mr. Nivens holds rights to purchase 69,165 shares; (iv) Mr. Whitehead holds rights to purchase 69,165 shares; and (v) Homestead Investment, LLC and Mr. Bagwell collectively hold rights to purchase 136,332 shares.

NOTE 16 - Fair Value

Fair Value of Financial Instruments

ASC Topic 825, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value.  The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below.  Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques.  The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities - Fair values for investment securities are based on quoted market prices.

Other Investments - The fair value of other investments approximates carrying value.

Loans Held for Sale - The fair value of loans held for sale are based on third party quotes.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.  For variable rate loans, the carrying amount is a reasonable estimate of fair value.  Fair values of nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date.  The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowings - Due to their short-term nature, the fair value FRB advances approximates carrying amount.  The fair value of FHLB advances are provided by the FHLB and approximate fair value derived from their proprietary models.

Accrued Interest - The carrying amounts of accrued interest approximate fair value.

Standby Letters of Credit and Unfulfilled Loan Commitments - Fair values are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties’ credit standing.  The fees associated with these instruments are not considered material.

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 2009 and 2008 are presented hereafter:

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$2,531	$2,531	$2,225	$2,225
Investment Securities Available for Sale	7,594	7,594	11,100	11,100
Investment Securities Held to Maturity	16,794	18,048	7,178	7,130
Other Investments	401	401	427	427
Loans Held for Sale	9,637	9,637	1,864	1,864
Loans	36,215	36,572	37,263	38,437
Accrued Interest Receivable	279	279	249	249

Liabilities
Deposits	69,567	69,596	57,121	57,008
Borrowings	2,000	2,062	2,000	2,071
Accrued Interest Payable	279	279	213	213

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument.  Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Significant assets and liabilities that are not considered financial instruments include the deferred income taxes, other real estate, and premises and equipment.  In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements.  The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.  Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market.  Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly.  The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Investment Securities Available for Sale

Where quoted prices are available in an active market, investment securities are classified within level 1 of the valuation hierarchy.  Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities.  If quoted market prices are not available then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.  Level 2 securities include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities.  In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Loans Held for Sale

Loans held for sale are reported at the lower of cost or fair value.  Fair Value is determined based on the expected proceeds based on sales contracts and commitments and are considered Level 2 inputs.

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Impaired loans

ASC Topic 820 applies to loans measured for impairment using the practical expedients permitted by ASC Section 310-30-30, including impaired loans measured at an observable market price (if available), or at the fair value of the loan’s collateral (if the loan is collateral dependent).  Fair value of the loan’s collateral, when the loan is dependent on collateral, is determined by appraisals or independent valuation which is then adjusted for the cost related to liquidation of the collateral.

Other Real Estate

Other real estate is reported at fair value less selling costs.  Fair value is based on third party or internally developed appraisals considering the assumptions in the valuation and is considered Level 2 or Level 3 inputs.

Assets and Liabilities Measured at Fair Value on a Recurring Basis as of December 31, 2009 and 2008

		Fair Value Measurements at December 31, 2009 Using
	Total	Level 1	Level 2	Level 3

Investment Securities Available for Sale	$7,594,425	—	$7,594,425	—
Loans Held for Sale	9,637,123	—	9,637,123	—

		Fair Value Measurements at December 31, 2008 Using
	Total	Level 1	Level 2	Level 3

Investment Securities Available for Sale	11,100,067	—	11,100,067	—
Loans Held for Sale	1,863,750	—	1,863,750	—

The following table presents the financial instruments carried on the consolidated balance sheets by caption and by level in the fair value hierarchy at December 31, 2009 and 2008, for which a nonrecurring change in fair value has been recorded:

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis as of December 31, 2009 and 2008

	Fair Value Measurements at			Total
	December 31, 2009 Using			Gains
	Level 1	Level 2	Level 3	(Losses)

Impaired Loans	—	—	$935,284	$(299,427)

	Fair Value Measurements at			Total
	December 31, 2008 Using			Gains
	Level 1	Level 2	Level 3	(Losses)

Impaired Loans	—	—	$1,142,558	$(488,631)

NOTE 17 - Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements.  Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices, must be met.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to average assets.

As of December 31, 2009, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table and also must not be subject to any written agreement, order, capital directive, or prompt corrective action directive issued by federal banking regulators.  The actual capital amounts and ratios for the Bank are also presented in the following table.  In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the Bank’s classification.  Disclosures related to the Company have been excluded as they did not significantly deviate from the disclosure herein.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
December 31, 2009

Total Capital to Risk-Weighted Assets	$5,062	10.82%	$3,748	8.00%	$4,685	10.00%
Tier I Capital to Risk-Weighted Assets	4,647	9.94	1,874	4.00	2,811	6.00
Tier I Capital to Average Assets	4,647	6.22	2,991	4.00	3,739	5.00

December 31, 2008

Total Capital to Risk-Weighted Assets	$3,793	9.29%	$3,265	8.00%	$4,081	10.00%
Tier I Capital to Risk-Weighted Assets	3,279	8.04	1,632	4.00	2,449	6.00
Tier I Capital to Average Assets	3,279	6.07	2,160	4.00	2,701	5.00

NOTE 18 -  Financial Information of First Century Bancorp. (Parent Only)

FIRST CENTURY BANCORP. (PARENT ONLY)

CONDENSED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

	2009	2008

ASSETS
Cash and Interest-Bearing Deposits	$25,907	$33,010
Investment in Subsidiary	4,393,532	3,316,508
Other Assets	937	2,829

Total Assets	$4,420,376	$3,352,347

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other Liabilities	$21,467	$188,446

Stockholders’ Equity	4,398,909	3,163,901

Total Liabilities and Stockholders’ Equity	$4,420,376	$3,352,347

FIRST CENTURY BANCORP. (PARENT ONLY)

CONDENSED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

Interest Income	$—	$347

Expenses
Professional Fees	94,939	165,698
Other	19,402	30,373

	114,341	196,071

Loss Before Equity in Undistributed Earnings (Loss) of Subsidiary	(114,341)	(195,724)

Equity in Undistributed Earnings (Loss) of Subsidiary	157,901	(3,319,548)

Net Income (Loss)	$43,560	$(3,515,272)

FIRST CENTURY BANCORP. (PARENT ONLY)

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

Cash Flows from Operating Activities
Net Income (Loss)	$43,560	$(3,515,272)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used by Operating Activities
Equity in Undistributed (Earnings) Loss of Subsidiary	(157,901)	3,319,548
Change In
Other Assets	1,892	581
Other Liabilities	(166,979)	172,966

	(279,428)	(22,177)

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(1,050,000)	(3,200,002)

Cash Flows from Financing Activities
Purchase of Treasury Stock	(1,005)	—
Proceeds from Issuance of Common Stock	1,529,541	3,370,006
Payments of Stock Issuance Costs	(206,211)	(140,333)

	1,322,325	3,229,673

Net Increase (Decrease) in Cash	(7,103)	7,494

Cash and Interest-Bearing Deposits, Beginning	33,010	25,516

Cash and Interest-Bearing Deposits, Ending	$25,907	$33,010